Exhibit 99.2

Data Knights Acquisition Corp. Announces Closing of Initial Public Offering and Exercise of Full Over-Allotment Option

MIAMI BEACH, FL / ACCESSWIRE / May 11, 2021 / Data Knights Acquisition Corp. ("Data Knights" or the "Company"), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, today announced the closing of its initial public offering of 10,000,000 units at $10.00 per unit. Each unit consists of one share of the Company’s Class A common stock and one redeemable warrant. The underwriters exercised their over-allotment option in full for an additional 1,500,000 units at the time of the closing. As a result, the aggregate gross proceeds of the offering, including the over-allotment (“the Offering”), is approximately $115 million, prior to deducting underwriting discounts, commissions, and other offering expenses.

The Company’s units began trading on the Nasdaq Capital Market on May 7, 2021 under the ticker symbol “DKDCU.” Once the securities comprising the units begin separate trading, the shares of common stock and warrants are expected to be listed on the Nasdaq Capital Market under the ticker symbols “DKDCA” and “DKDCW”, respectively. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

The Company intends to use the net proceeds to acquire a business focusing on the data centers and internet technology sectors where its management team has extensive experience.

Kingswood Capital Markets, division of Benchmark Investments, Inc., acted as Sole Book-Running Manager for the Offering. ARC Group Limited acted as financial advisor to Data Knights, Nelson Mullins Riley & Scarborough LLP represented Data Knights, and Loeb & Loeb acted as counsel for the underwriters.

The units described above were offered by the Company pursuant to a registration statement on Form S-1 (File No. 333-254029) that was originally filed with the Securities and Exchange Commission (“SEC”) on March 9, 2021 and declared effective on May 6, 2021. The Offering is being made only by means of a prospectus, copies of which may be obtained, from: Kingswood Capital Markets, a division of Benchmark Investments Inc., 17 Battery Place, Suite 625, New York, NY 10004, Attention: Syndicate Department, or via email at syndicate@kingswoodcm.com or telephone at (212) 404-7002, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's initial public offering and search for an initial business combination. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact

Barry Anderson

Data Knights Acquisition Corp.

Phone: 00-44-208-090-2009